Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 9, 2013

IntercontinentalExchange Group, Inc.,

IntercontinentalExchange, Inc.,

        2100 RiverEdge Parkway, Suite 500,

            Atlanta, GA 30328.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) an indeterminate aggregate principal amount of senior debt securities of IntercontinentalExchange Group, Inc., a Delaware corporation (“ICE Group”), and IntercontinentalExchange, Inc. (“ICE”) (collectively, the “Debt Securities”), and (ii) the Guarantees of the Debt Securities (the “Guarantees” and together with the Debt Securities, the “Securities”) by ICE, ICE Group and Baseball Merger Sub, LLC, a Delaware limited liability company (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indentures relating to the Securities have been duly authorized by the Trustee and duly executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon ICE Group, ICE or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over ICE Group, ICE or the Guarantor, and the Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of ICE Group, ICE and the Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

IntercontinentalExchange Group, Inc. IntercontinentalExchange, Inc.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment

The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of ICE, ICE Group and the Guarantor and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP